EXHIBIT 99.1

News Release

FOR IMMEDIATE RELEASE:	FOR MORE INFORMATION CONTACT:
July 15, 2011	Media: Debra Peterson 913-323-4881 debra.d.peterson@centurylink.com
Investors: Kristina Waugh 318-340-5627 kristina.r.waugh@centurylink.com

CenturyLink and Savvis Complete Merger

Creates a Premier Managed Hosting and Colocation Provider with Global Scale

MONROE, La. – CenturyLink, Inc. (NYSE: CTL) and Savvis, Inc. today completed their previously announced merger. The combination creates a premier managed hosting and colocation provider with global scale positioned for leadership in meeting customer demand for outsourced IT and cloud services.

“The combination of CenturyLink’s hosting and network assets with Savvis’ proven solutions in colocation, managed hosting and cloud services substantially enhances CenturyLink’s capabilities and immediately provides the company with a solid platform for future growth,” said Glen F. Post, III, chief executive officer and president of CenturyLink. “The transaction helps us meet the accelerating demand for cloud-based services through a robust hosting presence, including 48 data centers in North America, Europe and Asia. CenturyLink is now positioned to address complex customer needs with our colocation, hosting and cloud products.”

Later this year, CenturyLink plans to integrate its hosting business with Savvis’ managed hosting and cloud services to focus on increasing CenturyLink’s market share in these services. The integrated hosting business, which will operate under the Savvis brand for the foreseeable future, will be based in St. Louis and led primarily by key members of the Savvis leadership team, including chief executive officer Jim Ousley.

Under the terms of the agreement, Savvis stockholders will receive $30 per share in cash and 0.2479 of a share of CenturyLink common stock (which had a value of $10 based on the valuation formula in the merger agreement) for each Savvis share held at the close of the transaction.

At closing, CenturyLink also prepaid approximately $546 million of Savvis’ credit facility debt.

CenturyLink expects the combination to improve its revenue, EBITDA and free cash flow growth profile, and also expects to realize approximately $70 million in full run-rate annual operating cost and capital expenditure synergies. The transaction is expected to be accretive to CenturyLink’s free cash flow per share, as adjusted to exclude integration costs, in the first full year following the close.

About CenturyLink

CenturyLink is the third largest telecommunications company in the United States. The company provides broadband, voice and wireless services to consumers and businesses across the country and advanced entertainment services under the CenturyLinkTM PrismTM TV and DIRECTV brands. In addition, the company provides data, voice and managed services to business, government and wholesale customers in local, national and select international markets through its high-quality advanced fiber optic network and multiple data centers. CenturyLink also is recognized as a leader in the network services market by key technology industry analyst firms, and is a global leader in cloud infrastructure and hosted IT solutions for enterprises through Savvis, a CenturyLink company. CenturyLink’s customers range from Fortune 500 companies in some of the country’s largest cities to families living in rural America. Headquartered in Monroe, La., CenturyLink is an S&P 500 company and is included among the Fortune 500 list of America’s largest corporations. For more information, visit www.centurylink.com.

Cautionary Statements Regarding Forward Looking Information
Except for the historical and factual information contained herein, the matters set forth in this press release, including statements regarding the expected timing and benefits of the acquisition, and other statements identified by words such as “estimates,” “expects,” “projects,” “plans,” and similar expressions are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, many of which are beyond our control. Actual events and results may differ materially from those anticipated, estimated or projected if one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect. Factors that could affect actual results include but are not limited to: the possibility that the anticipated benefits from the acquisition cannot be fully realized or may take longer to realize than expected; the possibility that costs or difficulties related to the integration of Savvis’ operations into CenturyLink will be greater than expected; the ability of the combined company to retain and hire key personnel; the timing, success and overall effects of competition from a wide variety of competitive enterprises; the risks inherent in rapid technological change; the ability of the combined company to successfully introduce new product or service offerings on a timely and cost-effective basis; the effects on ongoing changes in the regulation of the communications industry; any adverse developments in customer relationships, commercial disputes or legal proceedings; and other risk factors and cautionary statements as detailed from time to time in each of CenturyLink's and Savvis’ reports filed with the Securities and Exchange Commission (SEC). You should be aware that new factors may emerge from time to time and it is not possible for us to identify all such factors nor can we predict the impact of each such factor on the acquisition or the combined company. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Unless legally required, CenturyLink undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
###